Exhibit A Fund Administration Fund List

Name of Series	Date Added
Wireless Fund	March 5, 2010
Castle Focus Fund	June 28, 2010
Bretton Fund	September 21, 2010
Christopher Weil & Company Core Investment Fund	December 16, 2011
Christopher Weil & Company Global Dividend Fund	December 16, 2011
Outfitter Fund	December 16, 2011
Jacobs Broel Value Fund	June 15, 2012
NWM Momentum Fund	March 5, 2014
Greenleaf Income Growth Fund	September 18, 2014
Triad Small Cap Value Fund	June 18, 2015
Ensemble Fund	September 23, 2015

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